UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Ralph F. Hake
   403 West Fourth Street North
P.O. Box 39
   IA, Newton 50208
2. Issuer Name and Ticker or Trading Symbol
   Maytag Corporation (MYG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/14/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman & Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |      |      |    | |                  |   |           |46367              |D     |                           |
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Employee Stock Purch|3/14/ |      |P   | |12.77 1           |A  |18.92      |1355.523577        |D     |                           |
ase Plan            |2003  |      |    | |                  |   |           |                   |      |                           |
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Maytag 401(k) Plan  |      |      |    | |                  |   |           |436.172            |I     |By 401(k)                  |
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Maytag ESOP Plan    |      |      |    | |                  |   |           |212.133            |I     |By ESOP                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Deferred Comp|        |3/14/ 2|      |P   | |5.2 1      |A  |     |     |Common Stock|5.2    |18.95  |553.97      |I  |By Phantom U|
ensation Plan|        |003    |      |    | |           |   |     |     |            |       |       |            |   |nits        |
 (phantom sto|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
ck units)    |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|30.83   |       |      |    | |           |   |     |06/18|Common Stock|       |       |150000      |D  |            |
k Option (Rig|        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|35.45   |       |      |    | |           |   |     |06/18|Common Stock|       |       |150000      |D  |            |
k Option (Rig|        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|41.00   |       |      |    | |           |   |     |06/18|Common Stock|       |       |150000      |D  |            |
k Option (Rig|        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares accumulated through reinvestment of dividends.
SIGNATURE OF REPORTING PERSON
Ralph F. Hake
Signed by Roger K. Scholten, as attorney in fact for Ralph F. Hake.